Exhibit 21
MATERIAL SUBSIDIARIES OF THE COMPANY

Name of Subsidiary	Jurisdiction of Incorporation

Scripps Media, Inc.	Delaware
Journal Broadcast Corporation	Nevada
Journal Broadcast Group, Inc.	Wisconsin